EXHIBIT 10.1

BWX TECHNOLOGIES, INC.
ANNUAL INCENTIVE PLAN
AMENDED & RESTATED AS OF MAY 1, 2026

Article 1 - Purpose

The purpose of the Plan is to make provision for the payment of supplemental compensation to Employees made eligible to participate by the Administrator who contribute materially to the success of the Company or one or more of its Subsidiary or Affiliated Companies, thereby affording them an incentive for and a means of participating in that success.
Article 2 – Definitions

For the purpose of the Plan, the following definitions shall be applicable:
(a)Administrator. The “Administrator” means (i) with respect to officers (as defined in Section 16) and other CEO direct reports, the Committee and (ii) with respect to all other Employees, the Committee or the Delegated Management (provided, that such Delegated Management may not make unilateral decisions with respect to his or her own participation in, or entitlement under, the Plan).
(b)Affiliated Company. “Affiliated Company” means any corporation, joint venture, or other legal entity in which BWX Technologies, Inc., directly or indirectly, through one or more Subsidiaries, owns less than fifty percent (50%) but at least twenty percent (20%) of its voting control.
(c)Award Opportunity. “Award Opportunity” means the various levels of incentive award payouts which a Participant may earn under the Plan, as established by the Administrator pursuant to Sections 6(a) and 6(b) herein.
(d)Board. “Board” means the Board of Directors of the Company.
(e)Code. “Code” means the Internal Revenue Code of 1986, as amended.
(f)Committee. “Committee” means the Compensation Committee of the Board of Directors. The Committee shall be constituted so as to permit the Plan to comply with the exemptive provisions of Section 16 and the rules and regulations approved by national securities exchanges.
(g)Company. “Company” means BWX Technologies, Inc., a Delaware corporation (or any successor thereto).

(h)Delegated Management. “Delegated Management” means the Company’s President and Chief Executive Officer or Senior Vice President and Chief Human Resources Officer.
(i)Employee. “Employee” means any person who is regularly employed by the Company or any of its Subsidiaries or Affiliated Companies on a salaried basis, including any Employee who also is an officer or director of the Company or of any of its Subsidiaries or Affiliated Companies.
(j)Final Award. “Final Award” means the actual award earned during a Plan Year by a Participant, as determined by the Administrator following the end of a Plan Year; provided Participant is still an Employee when payment is to be made pursuant to Article 7 herein.
(k)Participant. “Participant” means an Employee who has received an Award Opportunity.
(l)Plan. “Plan” means this BWX Technologies, Inc. Annual Incentive Plan (as it has been or may be amended and/or restated from time to time).
(m)Plan Year. Unless otherwise determined by the Administrator, the “Plan Year” shall be the calendar year.
(n)Section 16. “Section 16” means Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.
(o)Subsidiary. “Subsidiary” means any corporation, joint venture or other legal entity in which the Company, directly or indirectly, owns more than fifty percent (50%) of its voting control.
(p)Target Incentive Award. “Target Incentive Award” means the award to be paid to Participants when the Company meets “targeted” performance results, as established by the Administrator.
Article 3 - Unfunded Status of the Plan

(a)    Each Final Award shall be paid from the general funds of the Participant’s employer. The entire expense of administering the Plan shall be borne by the Company.
(b)    No special or separate funds shall be established, or other segregation of assets made, to execute payment of Final Awards. No Employee, or other person, shall have, under any circumstances, any interest whatsoever, vested or contingent, in any particular property or asset of the Company or any Subsidiary or Affiliated Company by virtue of any Final Award.
Article 4 – Administration of the Plan

Full power and authority to construe, interpret and administer the Plan shall be vested in the Administrator. A determination by the Administrator in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and personal representative(s). Except as prohibited by applicable law, stock exchange rule or the Charter of the Committee, the Administrator may delegate its duties under this Plan pursuant to such conditions or limitations as the Administrator may establish.
Article 5 – Eligibility and Participation

Employees identified and approved by the Administrator are eligible for participation in the Plan. The Chief Executive Officer of the Company shall automatically participate in the Plan.
Article 6 – Award Determination

(a)    Performance Measures and Performance Goals
For each Plan Year, the Administrator shall select performance measures and shall establish performance goals for that Plan Year. The performance measures may be based on any combination of corporate, segment, group, subsidiary, divisional, and/or individual goals.
For each Plan Year, the Administrator shall establish ranges of performance goals which will correspond to various levels of Award Opportunities. Each performance goal range shall include a level of performance at which one hundred percent (100%) of the Target Incentive Award shall be earned. In addition, each range shall include levels of performance above and below the one hundred percent (100%) performance level as determined by the Administrator.
After the performance goals are established, the Administrator will align the achievement of the performance goals with the Award Opportunities (as described in Section 6(b) herein), such that the level of achievement of the pre-established performance goals at the end of the Plan Year will determine the Final Awards. The Administrator shall have the authority to exercise subjective discretion in the determination of Final Awards (including the right to adjust the amount of compensation payable), and the authority to delegate the ability to exercise subjective discretion in this respect..
(b)    Award Opportunities.
For each Plan Year, the Administrator shall establish, in writing, Award Opportunities which correspond to various levels of achievement of the pre-established performance goals. The established Award Opportunities may vary in relation to the job classification of each Participant.
(c)    Adjustment of Performance Goals and Award Opportunities.
Once established, performance goals normally shall not be changed during the Plan Year. However, if the Administrator determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals, then the Administrator may approve appropriate adjustments to the performance goals (either up or down) during the Plan Year as such goals apply to the Award Opportunities of specified Participants. In addition, the Administrator shall have the authority to reduce or eliminate the Final Award determinations, based upon any objective or subjective criteria it deems appropriate.
Notwithstanding any other provision of this Plan, in the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368), or any partial or complete liquidation of the Company, an adjustment shall be made in the Award Opportunities and/or the performance measures or performance goals related to then-current performance periods, as may be determined to be appropriate and equitable by the Administrator, in its sole discretion, to prevent dilution or enlargement of rights.
(d)    Final Award Determinations.
At the end of each Plan Year, Final Awards shall be computed for each Participant as determined by the Administrator. Final Award amounts may vary above or below the Target Incentive Award, based on the level of achievement of the pre-established corporate, segment, group, divisional, and/or individual performance goals.
(e)    Award Limit.
The Administrator may establish guidelines governing the maximum Final Awards that may be earned by Participants (either in the aggregate, by Employee class, or among individual Participants) in each Plan Year. The guidelines may be expressed as a percentage of goals or financial measures, or such other measures as the Administrator shall from time to time determine.
(f)    Threshold Levels of Performance.
The Administrator may establish minimum levels of performance goal achievement, below which no payouts of Final Awards shall be made to any Participant.
Article 7 – Payment of Awards

Each and every Final Award shall be payable in a lump sum no later than March 15 following the end of the Plan Year during which the award is earned, or as soon as administratively practicable thereafter in the event payment is delayed due to unforeseeable events. Except as otherwise determined by the Administrator or in a written agreement, arrangement or plan entered into by the Company, a Participant will not receive a payment if they are not employed on the date of payment of the Final Awards.
Article 8 – Limitations

(a)    Except as otherwise determined by the Administrator or in a written agreement, arrangement or plan entered into by the Company, no person shall at any time have any right to a payment hereunder for any Plan Year, and no person shall have authority to enter into an agreement for the making of an Award Opportunity or payment of a Final Award or to make any representation or guarantee with respect thereto.
(b)    An Employee receiving an Award Opportunity shall have no rights in respect of such Award Opportunity, except the right to receive payments, subject to the conditions herein, of such Award Opportunity, which right may not be assigned or transferred except by will or by the laws of descent and distribution.
(c)    Neither the action of the Company in establishing the Plan, nor any action taken by the Administrator or its authorized delegates under the Plan, nor any provision of the Plan shall be construed as giving to any person the right to be retained in the employ of the Company or any of its Subsidiary or Affiliated Companies.
Article 9 – Clawback Provisions

(a)    In the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws as a result of misconduct (a “Restatement”) and the Board reasonably determines that a Participant knowingly engaged in the misconduct, the Company will have the right to recover any Final Award paid during the three-year period preceding the date on which the Board or the Company, as applicable, determines it is required to prepare the Restatement (the “Three-Year Period”), to the extent of any excess of what would have been paid to the Participant under the Restatement.
(b)    In the event a Restatement is required, the Board, based upon a recommendation by the Administrator, will (a) review the Final Awards paid during the Three-Year Period and (b) in accordance with the provisions of this Plan, will take reasonable action to seek recovery of the amount of such Final Awards in excess of what would have been paid to a Participant under the Restatement (but in no event more than the total amount of such Final Award), as such excess amount is reasonably determined by the Board or the Administrator in its sole discretion, in compliance with Section 409A of the Code.
(c)    In addition, to the extent that such policy is applicable to a Participant, the Participant shall be subject to the terms and conditions of the BWX Technologies, Inc. Policy for the Recovery of Erroneously Awarded Compensation

(d)    There shall be no duplication of recovery under Sections 9(a) and 9(b) of the Plan and, to the extent that such policy is applicable to a Participant, the BWX Technologies, Inc. Policy for the Recovery of Erroneously Awarded Compensation.
Article 10– Amendment, Suspension, Termination, or Alteration of the Plan

The Committee may, at any time or from time to time, amend, suspend, terminate or alter the Plan, in whole or in part, but it may not thereby affect adversely rights of Participants, their spouses, children, and personal representative(s) with respect to Final Awards previously made.